Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES DATE FOR
ANNUAL STOCK HOLDERS MEETING

Oak Brook, Illinois — September 21, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today announced its Annual Meeting of Stockholders, to be held on November 7, 2007 at 10:00 A.M. at the Doubletree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 for the following purpose:

1.               To elect two directors to serve for three-year terms or until their respective successors are elected and qualified;

2.               To approve the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan; and

3.               To transact such other business as may properly come before the meeting or any adjournments thereof.

The record date for the determination of stockholders entitled to vote at the Annual Meeting is September 28, 2007.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

(GLDD-G)